                                                                    EXHIBIT 99.1

Joseph A. Hendrix (S.B. No. 131556)
SUTTON & MURPHY
26056 Acero
Mission Viejo, California 92691
(949) 206-0550

Harold B. Obstfeld
HAROLD B. OBSTFELD, P.C.
260 Madison Avenue
New York, New York 10016
(212) 696-1212

Attorneys for Derivative Plaintiffs

                    SUPERIOR COURT OF THE STATE OF CALIFORNIA

                           FOR THE COUNTY OF SAN DIEGO

RICHARD E. FOLTZ and
RUTH J. FOLTZ,

                           Plaintiffs,             Case No. 721352

                  -v-

KEVIN ELLIS, HERBERT A. WERTHEIM,                  SHAREHOLDER
SHELDON DEREZIN, STEPHEN J.                        DERIVATIVE
DRESNICK, SOL LIZERBRAM, STEVEN M.                 COMPLAINT FOR
LASH, JAMES A. LEBOVITZ, SETH FLAM                 DAMAGES AND
AND HOWARD HASSMAN,                                OTHER RELIEF

                           Defendants,

                  -and-

FPA MEDICAL MANAGEMENT, INC.

                       Nominal Defendant.


         Plaintiffs, by their attorneys, complaining of defendants, allege, upon knowledge as to paragraph 4 and upon information and belief as to all other matters, as follows:

                                NATURE OF ACTION

         1. This is a shareholder derivative action on behalf of nominal defendant FPA Medical Management, Inc. (the "Company" or "FPA") against certain current and former directors and officers of FPA. Plaintiffs seek, on behalf of the Company, to recover any damages that the Company has sustained because of defendants' mismanagement and breach of fiduciary duty, a declaration that defendants must indemnify the Company for any damage or expense the Company may suffer as a result of any class actions filed by purchasers of its stock for defendants' violations of federal and state securities laws, and three times the insider trading profits realized by the Insider Trading Defendants (hereinafter defined) pursuant to Cal. Corp. Code Section 25502.5.

                             JURISDICTION AND VENUE

         2. This Court has jurisdiction over the causes of action asserted in this Complaint pursuant to California Constitution, Article VI, Section 10 and California Corporations Code Section 800.

         3. Venue is proper in this Court because (a) the defendants reside or maintain executive offices in San Diego County; (b) a substantial portion of the transactions and wrongs complained of herein, including the defendants' primary participation in the wrongful acts alleged herein took place in this County, and/or (c) defendants have each received substantial compensation in this County by doing business in this State and by engaging in numerous activities which had an effect in this County.

                                     PARTIES

         4. Plaintiffs own shares of the common stock of the Company. They have been shareholders of the Company continuously since prior to the occurrence of the events which are the subject of this complaint.

         5. The Company is a Delaware corporation with its headquarters in San Diego, California. It organizes and manages groups of physicians within geographic areas, which, along with other health care providers such as hospitals, enter into contracts with health maintenance organizations or other


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prepaid health insurance plans ("Payors") to provide health services to enrollees of such Payors. The Company had outstanding 47,549,187 shares of common stock (the "Shares") as of May 4, 1998, which are publicly held and traded on the NASDAQ National Market System.

         6. Defendants Kevin Ellis ("Ellis"), Stephen J. Dresnick ("Dresnick"), Sheldon Derezin, Sol Lizerbram ("Lizerbram") Howard Hassman ("Hassman") and Herbert A. Wertheim (the "Directors") constitute the members of the Company's Board of Directors.

                  (a) Defendant Ellis has been the Executive Vice President -- Chief Medical Officer of the Company since April 1995 and served as Chief Operating Officer of the Company from 1988 until April 1995. He has served as a director since 1986. Defendant Ellis has received substantial grants of options to purchase Shares as a result of his employment with the Company, as well as a substantial salary.

                  (b) Defendant Lizerbram has been Chairman of the Board of Directors of the Company since 1986 and was President from 1986 through October 31, 1996. His 1996 salary was $237,646 with a bonus of $1,133,123 and his 1997 salary was $446,978 with a bonus of $665,522. In 1996 he was granted options to purchase 671,000 Shares and in 1997 he was granted options to purchase 200,250 Shares.

                  (c) Defendant Hassman served as Chief Financial Officer of the Company from 1986 until September 1994 and as Executive Vice President, Corporate Development of the Company from September 1994 until his resignation on April 1, 1998. He has served as a director since 1986. His 1996 salary was $201,604 with a bonus of $1,052,251 and his 1997 salary was $271,417 with a bonus of $403,584. In 1996 he was granted options to purchase 303,000 Shares and in 1997 he was granted options to purchase 250 Shares.

                  (d) Defendant Dresnick has been President and Chief Executive Officer of the Company since March 1998 and was Vice Chairman of the Board of Directors of the Company from October 1996 until March 1998. He has served as a director since 1996. His salary for each of 1996 and 1997 was


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$325,000, his 1996 bonus was $1,819,180 and his 1997 bonus was $1,487,500. In
1996 and 1997 he received 722,500 and 75,000 options to buy Shares, respectively.

         7. (a) Defendant Steven M. Lash ("Lash") has been Executive Vice President of the Company since March 1998 and was Executive Vice President and Chief Financial Officer of the Company from September 1994 until March 1998. His 1996 salary was $215,417 with a bonus of $1,084,584 and his 1997 salary was $361,705 with a bonus of $500,795. In 1996 and 1997 he received 437,250 and
100,000 options to buy Shares, respectively.

                  (b) Defendant James A. Lebovitz, ("Lebovitz") has been Executive Vice President, General Counsel and Secretary of the Company since March 1998 and was Senior Vice President, General Counsel and Secretary of the Company from March 1996 until March 1998.

                  (c) Defendant Seth Flam ("Flam"), until his resignation effective March 25, 1998, was President and Chief Executive Officer of the Company, having served in those positions since 1986. His 1996 salary was $237,646, with a bonus of $1,133,123 and his 1997 salary was $446,978, with a bonus of $665,522. In 1996 and 1997 he received 671,000 and 200,250 options to buy Shares, respectively.

                             SUBSTANTIVE ALLEGATIONS

         8. FPA has stated publicly that its business strategy is to increase enrollment by adding new Payor relationships with health care providers and by expanding into new geographic areas. In furtherance of its strategy, the Company has made thirteen acquisitions between March 1997 and March 1998. During that period of time, certain of the Company's senior executives, including defendants Dresnick, Lizerbram, Lash, Lebovitz, Flam, Ellis and Hassman (the "Insider Trading Defendants"), as part of a conspiracy to artificially inflate the market price of FPA's stock, made statements or caused the Company to make statements which induced the investing public to believe that FPA was efficiently integrating its newly acquired assets and businesses and achieving record financial results. Defendants represented that FPA was achieving "strong revenue and earnings growth," with "successful integration of new operations"


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and that its acquisitions were "immediately positive to earnings through consolidation of corporate and marketing operating expenses."

         9. In fact, and as the Insider Trading Defendants knew, FPA's business strategy was a failure. FPA's financial strength was seriously eroded by its acquisitions. FPA's crucial management information system and medical claims tracking abilities required to control medical costs could not keep pace with the acquisitions. Also, FPA was not reserving adequately for incurred but not reported medical costs. FPA was losing millions of dollars as operating expenses vastly exceeded income.

         10. Defendants concealed FPA's deteriorating condition by issuing financial results that were false and misleading. However, on May 15, 1998, defendants, no longer able to conceal the Company's difficulties, revealed that its purportedly healthy business was near collapse. FPA disclosed that its acquisitions were overvalued by $125 million, or more than 12% of all of its assets, that it had lacked adequate controls and infrastructure to manage its business, that its cash position was deteriorating rapidly and that, unless it found new cash sources, it would run out of cash by June 30, 1998. The Company stated that it would incur about $200 million in charges in its quarter ending June 30, 1998, including about $125 million in goodwill impairment and $40 million in write-downs of shared risk and other receivables. In addition the Company had set aside inadequate reserves, which had the effect of inflating its financial results. Following such disclosures, the Shares' market price dropped nearly 50%, to $6 per Share, from $11.50 per Share on the previous day. Thereafter, Moody's Investors Service, Inc. lowered its ratings on FPA debt, stating that it is concerned about FPA's liquidity and noting that FPA has almost no borrowing capacity.

         11. While making or causing the Company to make the false statements summarized in paragraph 8 above, the Insider Trading Defendants, based upon and taking unfair advantage of their inside information regarding the true state of the Company's financial condition sold more than 400,000 of their Shares, for proceeds of over $10 million. In addition, as a result of the inflated earnings reports issued by


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the Company, such defendants were rewarded with large salaries and cash bonuses and substantial numbers of stock options, as described above.

                       THE FALSE AND MISLEADING STATEMENTS
                    ISSUED TO INFLATE THE PRICE OF THE SHARES

         12. On February 27, 1997, FPA issued a press release announcing "record" results for the fourth quarter and year ended December 31, 1996, stating:

         FPA Medical Management, Inc. today announced revenues and earnings for the fourth quarter and year ended December 31, 1996.

                  Operating revenues for the fourth quarter ended December 31, 1996 increased 166% to $151.0 million compared to $56.8 million in the same period last year, including the operations of Sterling Healthcare Group, Inc., accounted for as a pooling of interests. Net income for the fourth quarter was $4.2 million or $0.18 per share (excluding non-recurring charges of $36.3 million related to transaction costs associated with the acquisition of the Foundation Health affiliated medical centers in Arizona and California, Sterling Healthcare Group, and certain restructuring charges) compared to net income of $677,000 or $0.04 per share for the same period last year. Including the charges, the Company reported a net loss of $23.5 million or $1.01 per share. Weighted average shares outstanding were 23,199,195 and 16,961,698 for the fourth quarters of 1996 and 1995, respectively, with shares outstanding including the effect of the Sterling pooling.

                  For the year ended December 31, 1996, operating revenue increased 161% to $440.3 million compared to $168.4 million for the same period last year. Excluding the non-recurring charges, net income for the year was $13.0 million or $0.60 per share on weighted average shares outstanding of 21,702,786, compared to net income of $3.8 million or $0.28 per share on 13,693,193 weighted shares outstanding for the same period in the prior year. Including non-recurring charges of $38.0 million, FPA reported a loss of $15.7 million or $0.72 per share.

         13. On March 17, 1997, FPA and AHI Healthcare Systems, Inc. announced that they had completed their merger. Their press release quoted defendant Lash as stating that "based on the final terms of the agreement, the transaction will provide immediate accretion to FPA shareholders and will bring the Company's total 1996 annualized revenue to nearly $1 billion."

         14. On April 30, 1997, the Company announced sharply increased revenues for the quarter ended March 31, 1997. The press release quoted defendant Lash as stating that "we continue to show


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margin improvements based on the further integration of acquisitions as we continue to reduce medical and administrative expenses." Defendant Flam was quoted as stating that, in the first quarter, FPA "showed same store growth of 7% due to the successful integration of new operations into the FPA network. Specifically, the integration and consolidation of the previously owned Foundation Health Systems ... clinics is ahead of plan."

         15. In a press release issued on July 30, 1997, FPA announced "record revenues and earnings" for the quarter ended June 30, 1997. The press release quoted defendant Flam as stating that "FPA continues to perform above expectations as our integration plans provide positive sequential results. We believe this trend will continue and remain optimistic for the balance of the year." Following this announcement, the Shares' price increased by $1.00, to $27.375.

         16. On March 6, 1988, FPA announced "record" results for the fourth quarter and full year ended December 31, 1997. Fourth quarter 1997 revenue was reported to have increased 49.4% over the same period in 1996, and income, excluding non-recurring charges, increased to $12.9 million, or $.30 per Share, compared with a net loss of $9.4 million or $.27 per Share in the fourth quarter of the prior year. For the year ended December 31, 1997, revenues were reported to have increased 71.9% over 1996 revenues, and net income was $25.9 million in 1996, or $.61 per Share, compared with a net loss of $26.1 million, or $.80 per Share in 1996. The press release quoted defendant Lash as stating that "FPA's positive year end 1997 and fourth quarter financial results were due to our ability to successfully implement our medical management technologies and leverage our acquired service center operations. This has resulted in a decrease in our general and administrative expenses when reported as a percentage of revenue and a reduction in overall medical loss ratio."

         17. On May 15, 1998, FPA announced that it would record a pre-tax charge for up to approximately $200 million, including about $125 million representing goodwill impairment and about $40 million of shared risk and other receivables. In addition, the Company announced net income for the first


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quarter of only $449,000 or $0.01 per Share, compared to net income of $2.6 million or $0.06 per share for the same period in 1997. Also on May 15, 1998, the Company filed its SEC report for the quarter ended March 31, 1998 which revealed that it had "cash, cash equivalents and marketable securities of $12.4 million and a working capital deficit (current liabilities in excess of current assets) of $33.1 million compared to cash, cash equivalents and marketable securities of $23.9 million and working capital surplus of $1.8 million at December 31, 1997," and that such cash was only sufficient to meet FPA's requirements until June 30, 1998.

         18. Following the May 15, 1998 revelations, it became apparent that the Insider Trading Defendants had sold their Shares while failing to disclose the following material facts:

                  (a) Contrary to the defendants' representations, the businesses FPA was acquiring would not be accretive to the Company's earnings growth, but would in fact decrease earnings;

                  (b) FPA's information systems could not keep pace with its acquisitions and could not integrate computer systems required to maintain control of claims and costs;

                  (c) FPA's failure to control claims and expenses caused its cash position to deteriorate rapidly, to the point that the Company is in danger of running out of cash;

                  (d) FPA failed to take adequate reserves for incurred but not reported medical costs; and

                  (e) FPA's reported financial results were false, because FPA should have amortized the goodwill it recorded in connection with its acquisitions over substantially fewer years than it in fact did and FPA failed to reserve adequately to cover the level of its anticipated costs and claims, thereby artificially inflating its earnings.


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

         19. While the market price of the Shares was inflating as a result of the issuance of the false material statements described above, the Insider Trading Defendants took advantage of the inflated prices of the Shares by selling their Shares on the basis of such undisclosed inside information as follows:

LEBOVITZ, JAMES A.

             Dates                      No. of Shares               Prices                                Proceeds
     11/17/97                           10,000                $26.0                                    $   260,000.00
     3/11/97 - 3/17/97                  15,000                $19.437 - $22.85                         $   291,555.00
                                        ------                                                         --------------
               TOTAL                    25,000                                                         $   551,555.00
                                                                                                       ==============

LASH, STEVEN M.

             Dates                      No. of Shares               Prices                                Proceeds
     12/04/97 - 12/05/97                24,850                $23.44 - $24.00                          $   582,484.00
     11/19/97 - 11/20/97                24,150                $27.25 - $27.625                         $   658,087.50
     3/11/97 - 3/17/97                  30,000                $19.437 - $22.343                        $   583,110.00
                                        ------                                                         --------------
               TOTAL                    79,000                                                         $1,823,681.50
                                                                                                       =============

LIZERBRAM, SOL

             Dates                      No. of Shares               Prices                                Proceeds
     12/01/97 - 12/04/97                15,750                $23.88 - $26.44                          $  376,110.00
     11/19/97 - 11/24/97                33,150                $27.25 - $27.75                          $  903,337.50
     3/11/97 - 03/17/97                 39,000                19.437 - $22.875                         $  758,043.00
                                        ------
               TOTAL                    87,900                                                         $2,037,490.50

HASSMAN, HOWARD

             Dates                      No. of Shares               Prices                                Proceeds
     11/04/97 - 11/18/97                49,000                $23.55 - $27.008                         $1,153,950.00
     3/11/97- 3/14/97                   39,000                $20.871 - $22.875                        $  814,125.00
                                        ------                                                         -------------
               TOTAL                    88,000                                                         $1,968,075.00
                                                                                                       =============

ELLIS, KEVIN

             Dates                      No. of Shares               Prices                                Proceeds
     12/08/97                           3,000                 $24.50                                   $   73,500.00
     11/13/97 - 11/18/97                15,000                $24.50 - $27.00                          $  367,500.00
     3/11/97 - 3/17/97                  25,000                $19.437 - $22.875                        $  485,925.00
                                        ------                                                         -------------
               TOTAL                    43,000                                                         $  890,925.00
                                                                                                       =============

FLAM, SETH

             Dates                      No. of Shares               Prices                                Proceeds
     12/04/97 - 12/05/97                20,850                $23.44 - $24.00                          $   488,724.00
     11/19/97 - 11/24/97                33,150                $27.25 - $27.75                          $   903,337.50
     3/11/97 - 3/17/97                  39,000                $19.437 - $22.875                        $   758,043.00
                                        ------                                                         --------------
               TOTAL                    93,000                                                         $2,150,104.50
                                                                                                       =============


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

DRESNICK, STEPHEN J.

             Dates                      No. of Shares               Prices                                Proceeds
     11/17/97 - 11/26/97                26,140                $25.125 - $26.499                        $  656,767.50
     5/21/97                            10,000                $18.50 - $26,499                         $  185,000.00
                                        ------                                                         -------------
               TOTAL                    36,140                                                         $  841,767.50
                                                                                                       =============

         20. In addition, on the basis of such false operating results, the Insider Trading Defendants received compensation from the Company far in excess of the compensation they would have received had the Company's financial results been reported accurately.

         21. As officers, directors, and employees, the Insider Trading Defendants each owed the Company a fiduciary duty of loyalty which required them to act at all times in the best interests of the Company and not for their personal benefit, including a duty not to profit on the basis of Company inside information and a fiduciary duty to exercise skill, care, and judgment in the management of the Company's business for the benefit of the Company.

         22. The Insider Trading Defendants violated their fiduciary duties of loyalty and due care by grossly mismanaging the Company and manipulating its reporting of its financial results and acting for their own benefit and to the detriment of the Company. By selling Shares prior to the public announcement of the Company's financial difficulties, and with knowledge of the false and misleading nature of the Company's public disclosures, the Insider Trading Defendants violated their duty not to profit on the basis of the Company's inside information.

         23. In addition, as a direct and proximate result of the violations by the Insider Trading Defendants of their fiduciary duties to the Company and its stockholders, and the Company has suffered the following damages and losses:

                  (a)      loss of goodwill and business reputation;

                  (b) attorneys' fees and costs to defend the numerous securities fraud class actions filed by shareholders who had purchased the Shares; and


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                  (c)      significant liabilities in the pending securities
                           fraud class litigation.

                                 DEMAND FUTILITY

         24. Demand upon the Company's Board of Directors to commence this action would be futile because the Company's Board of Directors cannot, in good faith, exercise any independent business judgment as to whether to approve a resolution authorizing the filing of a suit against the Insider Trading Defendants on the basis of the claims asserted herein for the following reasons:

                  (a) Four of the members of the Company's Board of Directors, a number sufficient to block any resolution authorizing the filing of such a suit, directly participated in and profited from the transactions complained of herein by selling Shares while in possession of materially adverse non-public information in violation of their fiduciary duties and Cal. Corp. Code
Section 25502 and thereby benefitted from the dissemination of the false and misleading statements described above; and

                  (b) Prosecution of this action by the Company's Board would place control of this action in the hands of persons inimical to the Company's rights, who could not be expected to proceed vigorously against the Insider Trading Defendants.

                              FIRST CAUSE OF ACTION
                          (Breach of Fiduciary Duties)
                       (Against the Individual Defendants)

         25. Plaintiffs refer to paragraphs 1 through 24 of the Complaint and incorporates them herein by reference as though set forth in full herein.

         26. The individual defendants herein knowingly, recklessly or negligently breached their fiduciary duties by orchestrating, devising, carrying out, participating in and/or failing to prevent, terminate, or timely correct the wrongdoing alleged herein, which included the making of false and misleading statements, the concealment of material and adverse information and the trading by the Insider Trading Defendants on the basis of material adverse inside information.


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

         27. As a result of the foregoing misleading reports and statements made in violation of federal and state laws, the Company is a defendant in a number of class actions brought by defrauded investors, has had its reputation tarnished, has paid generous over-all compensation to the Insider Trading Defendants and others which would not have been paid if the Company's true financial condition had been reported and has been damaged in an as yet uncertain amount.

                             SECOND CAUSE OF ACTION
                 (Liability under Cal. Corp. Code Section 25502.5
        for violation of Cal. Corp. Code Section 25402 and the common law)
                    (Against the Insider Trading Defendants)

         28. Plaintiffs refer to paragraphs 1 through 27 of the Complaint and incorporates them herein by reference as though set forth in full herein.

         29. As officers and directors of the Company, the Insider Trading Defendants as a result of their business and fiduciary relationship with the Company, were aware of material information about the Company which was not available to the public and was not intended to be available generally to the public, and which would have significantly and adversely affected the market price of the Shares had such information been made public.

         30. As a result of the dissemination of the aforementioned false and misleading reports, releases and financial statements, and the omissions to state material adverse facts known to the Insider Trading Defendants, the market price of the Shares was artificially inflated until at least May 15, 1998. If such information had been publicly disseminated prior to the insider selling detailed herein and a reasonable time had elapsed for the market to absorb that information, the market price of the Shares would have been significantly lower.

         31. The Insider Trading Defendants' Shares were offered for sale in this state, were sold pursuant to offers that originated from this state, and/or acceptance of such defendants' offers to sell Shares were communicated to such defendants in this state.


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

         32. Each of the Insider Trading Defendants sold his Shares at artificially inflated prices with knowledge and on the basis of the material adverse non-public information specified herein. The Company has been damaged as a result of defendants' wrongful sales of Shares. Defendants, as corporate fiduciaries entrusted with nonpublic information, misappropriated that information for their own use and the Company has a claim to the proceeds derived from its use.

         33. The Insider Trading Defendants have been unjustly enriched at the Company's and its public shareholders' expense by reason of, inter alia, the sales of their Shares while the Shares' market price was artificially inflated.

         WHEREFORE, plaintiffs pray for judgment as follows:

         A. Requiring the individual defendants to account to the Company for their profits and the damages and losses suffered by the Company as a result of the transactions complained of herein;

         B. Declaring that the individual defendants have breached and participated in the breach of their fiduciary duties to the Company;

         C. Awarding damages against the individual defendants;

         D. Declaring that the individual defendants are obligated to indemnify and hold the Company harmless from any judgment, settlement or award against the Company in the pending class actions and from any costs and attorneys' fees incurred by the Company in said class actions;

         E. Awarding the Company the damages to which it is entitled under Cal. Corp. Code Section 25502.5 against the Insider Trading Defendants;

         F. Allowing plaintiffs the costs and expenses of this action, including reasonable attorneys' fees; and


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

         G. Granting such other and further relief as may be just and proper.
Dated: June 8, 1998

                                         SUTTON & MURPHY

                                         By: /s/ Joseph A. Hendrix
                                             -----------------------------------
                                             Joseph A. Hendrix
                                             Attorneys for Derivative Plaintiffs

Of Counsel:

Harold B. Obstfeld
HAROLD B. OBSTFELD, P.C.
260 Madison Avenue
New York, New York 10016
(212) 696-1212


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